Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-272124) of RenaissanceRe Holdings Ltd. of our report dated April 24, 2023 relating to the financial statements of Validus Reinsurance, Ltd., which appears in this Current Report on Form 8-K. We also consent to the reference to us under the heading “Experts” which appears in this Current Report on Form 8-K which is incorporated by reference in the Registration Statement on Form S-3 (No. 333-272124) of RenaissanceRe Holdings Ltd.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

May 22, 2023

PricewaterhouseCoopers Ltd., Chartered Professional Accountants, P.O. Box HM 1171, Hamilton HM EX, Bermuda

T: +1 (441) 295 2000, F:+1 (441) 295 1242, www.pwc.com/bermuda